Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-8 of Creative Global Technology Holdings Limited and Subsidiaries of our report dated January 16, 2024 with respect to our audits of the consolidated financial statements of Creative Global Technology Holdings Limited and Subsidiaries as of September 30, 2023 and 2022, and for each of the years in the two-year period ended September 30, 2023, which appear in Creative Global Technology Holdings Limited’s prospectus filed pursuant to Rule 424(b) on November 26, 2024, relating to the Registration Statement on Form F-1 (No. 333-273329) filed on July 19, 2023, as amended (the “Registration Statement”).

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

January 22, 2025